UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 21, 2005
HOME PRODUCTS INTERNATIONAL, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	0-17237	36-4147027
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)
4501 West 47th Street
Chicago, IL 60632

(Address of principal executive offices) (Zip Code)
(773) 890-1010
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     On December 21, 2005, Home Products International, Inc. (the “Company”) entered into the First Amendment to Amended and Restated Loan and Security Agreement (“Amended Loan Agreement”), amending that certain Amended and Restated Loan and Security Agreement, dated as of December 14, 2004, each by and among the Company, the lenders who are signatories hereto (“Lenders”), and Bank of America, N.A. (“B of A”), as successor-in-interest to Fleet Capital Corporation, as agent for Lenders thereunder (B of A, in such capacity, being “Agent”).
     The Amended Loan Agreement continues to provide for a $60 million secured line of credit to the Company. The changes effected by the Amended Loan Agreement include: (i) the elimination of the financial covenant pertaining to a minimum cash interest coverage ratio, (ii) a reduction of applicable interest rates by 50 basis points, (iii) an increase in the minimum excess availability requirement from $5 million to $10 million (decreasing back down to $5 million with 12 months), and (iv) the addition of a termination fee payable to the Agent equal to 0.25% on the $60 million secured line of credit in the event that the Company terminates the Amended Loan Agreement before November 14, 2008. The Amended Loan Agreement requires the Company to meet a new financial covenant pertaining to a Fixed Charge Coverage Ratio (as that term is defined in the Amended Loan Agreement) of greater than or equal to 1.0 to 1.0 for the fiscal period January 1, 2007 to March 31, 2007, at which point the ratio will increase until it reaches 1.05 to 1.0 for the four consecutive fiscal quarters ending on December 31, 2007.
     A copy of the Amended Loan Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired – Not Applicable
(b) Pro Forma Financial Information – Not Applicable
(c) Exhibits

Exhibit
Number	Exhibit Description

10.1	First Amendment to Amended and Restated Loan and Security Agreement, dated as of December 21, 2005, among Home Products International, Inc., the lenders who are signatories hereto (“Lenders”), and Bank of America, N.A., as successor-in-interest to Fleet Capital Corporation, as agent for Lenders thereunder (B of A, in such capacity, being “Agent”).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 23, 2005 HOME PRODUCTS INTERNATIONAL, INC. (Registrant)
By:	/s/ Donald J. Hotz
Donald J. Hotz
Title: Chief Financial Officer